                                                Exhibit 99.1
JELD-WEN Reports Second Quarter 2024 Results
August 5, 2024
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the three and six months ended June 29, 2024. Comparability is to the same period in the prior year and all periods presented reflect the Company's Australasia segment as a discontinued operation, as appropriate and unless otherwise noted.
Second Quarter Highlights
•Net revenues from continuing operations of $986.0 million decreased (12.4%) in the second quarter driven by a (12%) Core Revenue decline as a result of (12%) lower volume/mix due to weak macro-economic conditions and a continued demand shift.
•Net loss from continuing operations was ($18.5) million or ($0.22) per share, compared to net income from continuing operations of $22.5 million, or $0.26 per share during the same quarter a year ago. Operating income margin was 0.5% and 5.0% for the quarters ended June 29, 2024 and July 1, 2023, respectively.
•Adjusted EBITDA from continuing operations was $84.8 million, a decrease of ($24.0) million compared to $108.9 million during the same quarter a year ago. Adjusted EBITDA Margin from continuing operations was 8.6%, a decrease of (110) basis points year-over-year as lower volume/mix, negative price/cost and increased operating expenses related to inventory write-down associated with plant closures was only partially offset by lower SG&A expense and improved productivity.
•Opportunistically repurchased 1.6 million shares at an average price of $15.18.
"We continue to make strides in our transformation journey, positioning JELD-WEN for improved performance," said Chief Executive Officer William J. Christensen. "In the second quarter, even as market demand weakened further, we made notable progress in streamlining our operations. I am proud of how our associates stayed focused on meeting our goals and diligently implementing the necessary foundational changes."
Second Quarter 2024 Results
Net revenues from continuing operations for the three months ended June 29, 2024 was $986.0 million, a decrease of ($139.8) million, or (12.4%), compared to $1,125.8 million for the same period last year. The decrease in net revenues was driven by a (12%) decline in Core Revenue as a result of (12%) lower volume/mix due to weak macro-economic condition and demand shifting to lower priced products.
Net loss from continuing operations was ($18.5) million in the second quarter, compared to net income from continuing operations of $22.5 million in the same period last year, a decrease of ($41.0) million. The decrease was mostly driven by lower volume/mix, negative price/cost and increased costs to execute on JELD-WEN's transformation journey, partially offset by lower SG&A expense and improved productivity. Adjusted Net Income from continuing operations for the second quarter was $29.4 million, a decrease of ($8.4) million compared to $37.8 million in the same period last year.
Net loss per share from continuing operations for the second quarter was ($0.22), compared to EPS of $0.26 in the same quarter last year. Adjusted EPS from continuing operations for the second quarter was $0.34 compared to $0.44 in the same quarter last year. Adjusted EPS for the quarter ended June 29, 2024 excludes net after-tax charges of $47.9 million, or $0.55 per diluted share, associated mainly with costs to execute on the Company's transformation journey. Adjusted EPS for the quarter ended July 1, 2023 excludes net after-tax charges of $15.3 million or $0.18 per diluted share.
Adjusted EBITDA from continuing operations was $84.8 million, a decline of ($24.0) million compared to $108.9 million during the same quarter last year. Adjusted EBITDA Margin from continuing operations was 8.6%, a decline of (110) basis points as lower volume/mix, negative price/cost and increased costs to execute on JELD-WEN's transformation journey, partially offset by lower SG&A expense and improved productivity.
On a segment basis for the second quarter of 2024, compared to the same period last year:
•North America - Net revenue was $710.6 million, a decline of ($106.5) million, or (13.0%), driven by a (13%) decline in Core Revenue due to (13%) lower volume/mix related to weakened market demand and a demand shift towards lower priced products. Net income was $30.7 million, a decline of ($20.6) million year-over-year. Operating income margin was 6.3% for the quarter ended June 29, 2024 and 9.1% for the quarter ended July 1, 2023. Adjusted EBITDA was $75.6 million, a decline of ($33.2) million while Adjusted EBITDA Margin decreased by (270) basis points to 10.6%.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

•Europe - Net revenue was $275.4 million, a decline of ($33.2) million, or (10.8%), due to a (10%) decline in Core Revenue. Core Revenue declined due to lower volume/mix (12%) related to market softness across the region, partially offset by a 2% benefit from price realization. Net loss was ($5.0) million a decline of ($15.7) million year-over-year. Operating income margin was 2.2% for the quarter ended June 29, 2024 and 4.9% for the quarter ended July 1, 2023. Adjusted EBITDA was $20.4 million, a decline of ($3.4) million, while Adjusted EBITDA Margin decreased by (30) basis points to 7.4%.
Cash Flow(1)
Net cash flow provided by operations was $40.4 million during the first half of 2024, a ($113.0) million decrease compared to net cash flow provided by operations of $153.4 million during the same period a year ago. The decreased operating cash flow was due to lower net income of ($99.6) million and a decline in changes in accrued expenses of ($37.9) million, both of which were partially offset by a $22.4 million improvement in cash flow associated with working capital.
Capital expenditures in the first half of 2024 increased by $27.2 million to $74.1 million, up from $46.9 million in the first half of 2023.
Free Cash Flow used in the first half of 2024 was ($33.8) million, compared to Free Cash Flow provided in the first half of 2023 of $106.4 million.
(1)Cash flow for the six months ended July 1, 2023 includes the Australasia segment.
Full Year 2024 Guidance
JELD-WEN is maintaining its 2024 revenue guidance to a range of $3.9 to $4.1 billion which reflects Core Revenues that are down 5% to 9% compared to 2023. Further, the Company continues to expect that 2024 Adjusted EBITDA will be within the range of $340 to $380 million. However, both of these metrics are currently trending towards the low end of the range due to increasing macroeconomic weakness. Due to this trend, along with a higher end-of-year inventory assumption, the Company is lowering its 2024 Operating Cash Flow guidance to approximately $200 million from $225 million previously.
Conference Call Information
JELD-WEN management will host a conference call on August 6, 2024 at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-596-4144 from the United States or +1-646-968-2525 internationally and using ID 7271963. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
About JELD-WEN Holding, Inc.
JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, JELD-WEN operates facilities in 15 countries in North America and Europe and employs approximately 18,000 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow us on LinkedIn.

Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com

Media Contact:
JELD-WEN Holding, Inc.
Caryn Klebba
Head of Global Public Relations
704-807-1275
mediana@jeldwen.com
Forward-Looking Statements
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our strategic transformation journey, footprint rationalization, cost reduction and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, geopolitical and economic uncertainty, security breaches and other cybersecurity incidents, impacts on our business from weather and climate change, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties and other factors, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q filed in 2024 and our other filings with the U.S. Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, Adjusted EPS from continuing operations, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release.

The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management is not able to provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. Although the Company believes the assumptions reflected in the range of its 2024 guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing geopolitical conflicts, disruptions in supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2024 do not include the impact of potential acquisitions or divestitures. The variability of these items may have a significant impact on our future GAAP results.

Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.

We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenue as net revenue excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.

We use Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA from continuing operations. Adjusted EBITDA from continuing operations should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations, net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense, net; and certain special items consisting of non-recurring net legal and professional expenses and settlements; restructuring and asset-related charges; M&A related costs; net (gain) loss on sale of property and equipment; loss on extinguishment and refinancing of debt; share-based compensation expense; non-cash foreign exchange transaction/translation (gain) loss; and other special items.

Adjusted Net Income from continuing operations represents net income (loss) from continuing operations adjusted for the after-tax impact of (i) certain special items used to calculate Adjusted EBITDA from continuing operations as described above and (ii) accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.

Adjusted EPS from continuing operations represents net income (loss) from continuing operations per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net Income from continuing operations as described above.

Adjusted EBITDA Margin from continuing operations represents Adjusted EBITDA from continuing operations as a percentage of net revenues.

We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash (used in) provided by operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA from continuing operations for the last twelve month period.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	June 29, 2024	July 1, 2023	% Variance
Net revenues	$986.0	$1,125.8	(12.4)%
Cost of sales	796.0	900.2	(11.6)%
Gross margin	190.0	225.6	(15.7)%
Selling, general and administrative	168.5	162.5	3.7%
Restructuring and asset-related charges	16.4	6.8	141.4%
Operating income	5.1	56.3	(90.9)%
Interest expense, net	16.6	20.9	(20.6)%
Loss on extinguishment and refinancing of debt	—	—	NM
Other income, net	(2.5)	2.2	(215.2)%
(Loss) income from continuing operations before taxes	(8.9)	33.3	(126.8)%
Income tax expense	9.6	10.8	(11.1)%
(Loss) income from continuing operations, net of tax	(18.5)	22.5	(182.2)%
Income from discontinued operations, net of tax	—	15.8	NM
Net (loss) income	$(18.5)	$38.3	(148.3)%
Diluted Net (loss) income per share from continuing operations	$(0.22)	$0.26
Diluted Net income per share from discontinued operations	—	0.18
Diluted Net (loss) income per share	$(0.22)	$0.45
Diluted Shares	85,271,699	85,764,785
Other financial data:
Operating income margin	0.5%	5.0%
Adjusted EBITDA from continuing operations(1)	$84.8	$108.9	(22.1)%
Adjusted EBITDA Margin from continuing operations(1)	8.6%	9.7%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Six Months Ended
	June 29, 2024	July 1, 2023	% Variance
Net revenues	$1,945.1	$2,206.3	(11.8)%
Cost of sales	1,582.5	1,788.9	(11.5)%
Gross margin	362.6	417.3	(13.1)%
Selling, general and administrative	351.3	315.2	11.4%
Restructuring and asset-related charges	34.5	16.1	114.6%
Operating (loss) income	(23.1)	86.0	(126.9)%
Interest expense, net	32.3	42.3	(23.8)%
Loss on extinguishment and refinancing of debt	1.4	—	NM
Other income, net	(16.8)	(1.5)	996.3%
(Loss) income from continuing operations before taxes	(40.1)	45.2	(188.7)%
Income tax expense	6.1	14.2	(56.9)%
(Loss) income from continuing operations, net of tax	(46.2)	31.0	(249.3)%
Income from discontinued operations, net of tax	—	22.4	NM
Net (loss) income	$(46.2)	$53.4	(186.5)%
Diluted Net (loss) income per share from continuing operations	$(0.54)	$0.36
Diluted Net income per share from discontinued operations	—	0.26
Diluted Net (loss) income per share	$(0.54)	$0.63
Diluted Shares	85,397,067	85,417,344
Other financial data:
Operating (loss) income margin	(1.2)%	3.9%
Adjusted EBITDA from continuing operations(1)	$153.5	$188.2	(18.4)%
Adjusted EBITDA Margin from continuing operations(1)	7.9%	8.5%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	June 29, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$212.8	$288.3
Restricted cash	0.8	0.8
Accounts receivable, net	507.5	516.7
Inventories	487.7	481.5
Other current assets	63.5	71.5
Assets held for sale	145.7	135.6
Total current assets	1,418.0	1,494.3
Property and equipment, net	653.4	644.2
Deferred tax assets	153.7	150.5
Goodwill	381.7	390.2
Intangible assets, net	105.4	123.9
Operating lease assets, net	137.6	146.9
Other assets	38.2	30.1
Total assets	$2,888.1	$2,980.1
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$310.2	$269.3
Accrued payroll and benefits	100.8	132.6
Accrued expenses and other current liabilities	243.4	233.8
Current maturities of long-term debt	35.4	36.2
Liabilities held for sale	7.9	7.1
Total current liabilities	697.7	678.9
Long-term debt	1,179.0	1,190.1
Unfunded pension liability	26.7	26.5
Operating lease liability	113.5	122.0
Deferred credits and other liabilities	95.6	104.8
Deferred tax liabilities	5.5	7.2
Total liabilities	2,118.1	2,129.5
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 84,511,647 and 85,309,220 shares issued and outstanding as of June 29, 2024 and December 31, 2023, respectively.	0.8	0.9
Additional paid-in capital	763.9	752.2
Retained earnings	122.4	192.9
Accumulated other comprehensive loss	(117.2)	(95.3)
Total shareholders’ equity	770.0	850.6
Total liabilities and shareholders’ equity	$2,888.1	$2,980.1

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six Months Ended
	June 29, 2024	July 1, 2023
OPERATING ACTIVITIES
Net (loss) income	$(46.2)	$53.4
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	69.7	71.8
Deferred income taxes	(11.8)	(0.9)
Net (gain) loss on disposition of assets	(2.8)	0.1
Adjustment to carrying value of assets	9.2	3.2
Amortization of deferred financing costs	0.9	1.6
Loss on extinguishment and refinancing of debt	0.8	—
Loss on foreign currency translation adjustment related to the substantial liquidation of a foreign subsidiary	4.3	—
Stock-based compensation	10.1	9.7
Amortization of U.S. pension expense	—	0.3
Recovery of cost from receipts on impaired notes	(1.4)	(1.7)
Other items, net	(3.9)	(8.0)
Net change in operating assets and liabilities:
Accounts receivable	(2.3)	(75.9)
Inventories	(14.2)	50.1
Other assets	7.7	6.7
Accounts payable and accrued expenses	19.6	44.5
Change in short-term and long-term tax liabilities	0.6	(1.4)
Net cash provided by operating activities	40.4	153.4
INVESTING ACTIVITIES
Purchases of property and equipment	(67.8)	(42.0)
Proceeds from sale of property and equipment	4.3	0.4
Purchase of intangible assets	(6.3)	(5.0)
Recovery of cost from receipts on impaired notes	1.4	1.7
Cash received for notes receivable	—	0.1
Cash received from insurance proceeds	1.7	3.2
Change in securities for deferred compensation plan	(2.8)	(0.7)
Net cash used in investing activities	(69.6)	(42.2)
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	(15.8)	(70.3)
Common stock issued for exercise of options	2.5	0.1
Common stock repurchased	(24.3)	—
Payments to tax authorities for employee share-based compensation	(0.9)	(0.6)
Payments related to the sale of JW Australia	(1.4)	—
Net cash used in financing activities	(39.8)	(70.8)
Effect of foreign currency exchange rates on cash	(6.5)	2.2
Net (decrease) in cash and cash equivalents	(75.5)	42.6
Cash, cash equivalents and restricted cash, beginning	289.1	220.9
Cash, cash equivalents and restricted cash, ending	$213.6	$263.4
Cash flow for the three months ended April 1, 2023 includes the Australasia segment.

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
(Loss) income from continuing operations, net of tax	$(18.5)	$22.5	$(46.2)	$31.0
Income tax expense	9.6	10.8	6.1	14.2
Depreciation and amortization(1)	28.2	38.2	69.7	66.6
Interest expense, net	16.6	20.9	32.3	42.3
Special items:
Net legal and professional expenses and settlements(2)	20.3	4.4	37.5	6.2
Restructuring and asset-related charges(3)(4)	16.4	6.8	34.5	16.1
M&A related costs(5)	5.1	1.3	6.2	4.0
Net loss (gain) on sale of property and equipment(6)	0.1	0.2	(2.8)	0.1
Loss on extinguishment and refinancing of debt(7)	—	—	1.4	—
Share-based compensation expense(8)	5.1	4.7	10.1	8.9
Non-cash foreign exchange transaction/translation (gain) loss(9)	(1.2)	0.4	(2.7)	(1.2)
Other special items(10)	3.1	(1.3)	7.4	—
Adjusted EBITDA from continuing operations	$84.8	$108.9	$153.5	$188.2
(1)Depreciation and amortization expense in the six months ended June 29, 2024 includes accelerated amortization of $14.1 million in Corporate and unallocated costs for an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024. Depreciation and amortization expense in the three and six months ended July 1, 2023 includes accelerated depreciation of $9.1 million in North America from reviews of equipment capacity optimization.
(2)Net legal and professional expenses and settlements include non-recurring transformation journey expenses of $18.2 million and $34.6 million in the three and six months ended June 29, 2024, respectively, and $3.5 million and $4.9 million in the three and six months ended July 1, 2023, respectively. These expenses primarily relate to the engagement of one transformation consultant for a period spanning the third quarter of 2023 through the fourth quarter of 2024, for which we incurred $13.8 million and $28.4 million in the three and six months ended June 29, 2024, respectively, and $0.4 million in the three and six months ended July 1, 2023. Additionally, net legal and professional expenses and settlements include amounts relating to litigation of historic legal matters of $1.5 million and $2.6 million in the three and six months ended June 29, 2024, respectively, and of $1.1 million and $1.4 million and in the three and six months ended July 1, 2023, respectively.
(3)Represents severance, accelerated depreciation and amortization, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to change the operating structure, eliminate certain roles, and close certain manufacturing facilities in our North America and Europe segments.
(4)For the three and six months ended June 29, 2024, $6.4 million of product and inventory-related charges related to announced facility closures were detrimental to Adjusted EBITDA and were included in our presentation of non-GAAP financial measures.
(5)M&A related costs consists primarily of legal and professional expenses related to the potential disposition of Towanda.
(6)Net gain on sale of property and equipment, primarily in Chile, in the six months ended June 29, 2024.
(7)Loss on extinguishment and refinancing of debt of $1.4 million associated with an amendment of our Term Loan Facility.
(8)Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(9)Non-cash foreign exchange transaction/translation gain primarily associated with fair value adjustments of foreign currency derivatives and revaluation of balances denominated in foreign currencies.

(10)Other special items not core to ongoing business activity include: (i) in the three months ended June 29, 2024, a one-time realized foreign currency loss of $1.6 million in our Europe segment related to a cash repatriation event; (ii) in the three months ended July 1, 2023, a ($2.8) million in compensation and non-income taxes associated with exercises of legacy equity awards in our Europe segment; (iii) in the six months ended June 29, 2024, a loss of $4.3 million of cumulative foreign currency translation adjustments related to the substantial liquidation of a foreign subsidiary in Chile in our North America segment, a one-time realized foreign currency loss of $1.6 million in our Europe segment related to a cash repatriation event, and ($1.5) million of cash received on an impaired note in Corporate and unallocated costs.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended		Six Months Ended
(amounts in millions, except share and per share data)	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
(Loss) income from continuing operations, net of tax	$(18.5)	$22.5	$(46.2)	$31.0
Special items:(1)
Net legal and professional expenses and settlements	20.3	4.4	37.5	6.2
Restructuring and asset-related charges	16.4	6.8	34.5	16.1
M&A related costs	5.1	1.3	6.2	4.0
Net loss (gain) on sale of property and equipment	0.1	0.2	(2.8)	0.1
Loss on extinguishment and refinancing of debt	—	—	1.4	—
Share-based compensation expense	5.1	4.7	10.1	8.9
Non-cash foreign exchange transaction/translation (gain) loss	(1.2)	0.4	(2.7)	(1.2)
Accelerated amortization of an ERP system(2)	—	—	14.1	—
Other special items	3.1	(1.3)	7.4	—
Tax impact of special items(3)	(10.5)	(3.4)	(23.9)	(8.8)
Tax special items(4)	9.4	2.1	12.1	3.2
Adjusted Net Income from continuing operations	$29.4	$37.8	$47.8	$59.4

Diluted (loss) income per share from continuing operations	$(0.22)	$0.26	$(0.54)	$0.36
Special items:(1)
Net legal and professional expenses and settlements	0.24	0.05	0.43	0.07
Restructuring and asset-related charges	0.19	0.08	0.40	0.19
M&A related costs	0.06	0.01	0.07	0.05
Net loss (gain) on sale of property of equipment	—	—	(0.03)	—
Loss on extinguishment and refinancing of debt	—	—	0.02	—
Share-based compensation expense	0.06	0.06	0.12	0.10
Non-cash foreign exchange transaction/translation (gain) loss	(0.01)	0.01	(0.03)	(0.01)
Accelerated amortization of an ERP system(2)	—	—	0.16	—
Other special items	0.04	(0.01)	0.09	—
Tax impact of special items(3)	(0.12)	(0.04)	(0.28)	(0.10)
Tax special items(4)	0.11	0.02	0.14	0.04
Adjusted Net Income per share from continuing operations	$0.34	$0.44	$0.55	$0.70

Weighted average diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and six months ended June 29, 2024 and July 1, 2023(5)	86,472,671	85,764,785	86,769,580	85,417,344
Adjusted Net Income from continuing operations per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
(2)Accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.
(3)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at the jurisdictional statutory tax rate.
(4)Tax special items for the three and six months ended June 29, 2024 was primarily driven by tax expense on uncertain tax positions from audits dating back to the year 2015 of $7.7 million and $9.7 million, respectively, and valuation expense recorded against our tax attributes of $1.9 million and $2.3 million, respectively.

(5)Dilutive shares for the three months ended June 29, 2024 includes basic weighted average shares outstanding of 85,271,699 and the dilutive impact of restricted stock units, performance share units, and options to purchase common stock of 1,200,972. Dilutive shares for the six months ended June 29, 2024 includes basic weighted average shares outstanding of 85,397,067 and the dilutive impact of restricted stock units, performance share units, and options to purchase common stock of 1,372,513.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended June 29, 2024
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$30.7	$(5.0)	$25.7	$(44.2)	$(18.5)
Income tax expense (benefit)	12.9	10.3	23.2	(13.7)	9.6
Depreciation and amortization	18.9	7.6	26.5	1.8	28.2
Interest expense, net	0.6	0.6	1.2	15.4	16.6
Special items:(1)
Net legal and professional expenses and settlements	0.9	1.1	2.0	18.3	20.3
Restructuring and asset-related charges	9.2	6.7	15.9	0.6	16.4
M&A related costs	—	—	—	5.1	5.1
Net loss (gain) on sale of property and equipment	0.3	(0.2)	0.1	—	0.1
Share-based compensation expense	1.0	0.1	1.1	3.9	5.1
Non-cash foreign exchange transaction/translation loss (gain)	0.2	(2.4)	(2.1)	0.9	(1.2)
Other special items	0.8	1.6	2.4	0.7	3.1
Adjusted EBITDA from continuing operations	$75.6	$20.4	$96.1	$(11.2)	$84.8
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Three Months Ended July 1, 2023
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$51.3	$10.7	$61.9	$(39.4)	$22.5
Income tax expense (benefit)	21.1	3.1	24.2	(13.5)	10.8
Depreciation and amortization(1)	27.7	7.5	35.2	3.0	38.2
Interest expense, net	0.8	0.4	1.2	19.7	20.9
Special items:(2)
Net legal and professional expenses and settlements	—	2.4	2.4	2.0	4.4
Restructuring and asset-related charges	5.7	0.5	6.2	0.6	6.8
M&A related costs	0.3	—	0.3	0.9	1.3
Net loss (gain) on sale of property and equipment	0.4	(0.2)	0.2	—	0.2
Share-based compensation expense	1.5	0.5	2.0	2.8	4.7
Non-cash foreign exchange transaction/translation (gain) loss	(0.1)	0.6	0.4	—	0.4
Other special items	0.3	(1.5)	(1.3)	—	(1.3)
Adjusted EBITDA from continuing operations	$108.8	$23.9	$132.7	$(23.8)	$108.9
(1)North America depreciation and amortization expense in the three months ended July 1, 2023 includes accelerated depreciation of $9.1 million from reviews of equipment capacity optimization.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Six Months Ended June 29, 2024
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$47.0	$(5.0)	$42.0	$(88.2)	$(46.2)
Income tax expense (benefit)	20.3	13.2	33.5	(27.4)	6.1
Depreciation and amortization	36.9	15.1	51.9	17.7	69.7
Interest expense, net	1.3	0.9	2.2	30.0	32.3
Special items:(1)
Net legal and professional expenses and settlements	1.7	1.4	3.1	34.4	37.5
Restructuring and asset-related charges	23.1	10.6	33.8	0.8	34.5
M&A related costs	—	—	—	6.2	6.2
Net gain on sale of property and equipment	(2.6)	(0.2)	(2.7)	—	(2.8)
Loss on extinguishment and refinancing of debt	—	—	—	1.4	1.4
Share-based compensation expense	2.3	0.6	2.9	7.2	10.1
Non-cash foreign exchange transaction/translation loss (gain)	0.3	(3.3)	(3.0)	0.3	(2.7)
Other special items	6.5	1.6	8.1	(0.7)	7.4
Adjusted EBITDA from continuing operations	$136.8	$34.9	$171.8	$(18.2)	$153.5
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Six Months Ended July 1, 2023
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$86.5	$18.0	$104.5	$(73.5)	$31.0
Income tax expense (benefit)	35.7	4.5	40.2	(25.9)	14.2
Depreciation and amortization(1)	45.5	14.9	60.4	6.1	66.6
Interest expense, net	3.6	0.5	4.1	38.2	42.3
Special items:(2)
Net legal and professional expenses and settlements	—	2.5	2.5	3.8	6.2
Restructuring and asset-related charges	13.5	1.8	15.3	0.8	16.1
M&A related costs	0.6	—	0.6	3.4	4.0
Net loss (gain) on sale of property and equipment	0.4	(0.3)	0.1	—	0.1
Share-based compensation expense	2.5	1.0	3.4	5.4	8.9
Non-cash foreign exchange transaction/translation (gain) loss	(0.3)	(1.2)	(1.5)	0.3	(1.2)
Other special items	0.2	(0.2)	—	0.1	—
Adjusted EBITDA from continuing operations	$188.0	$41.5	$229.5	$(41.3)	$188.2
(1)North America depreciation and amortization expense in the six months ended July 1, 2023 includes accelerated depreciation of $9.1 million from reviews of equipment capacity optimization.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Six Months Ended
	June 29, 2024	July 1, 2023
Net cash used in operating activities (1)	$40.4	$153.4
Less capital expenditures (1)	74.1	46.9
Free Cash Flow (1)(2)	$(33.8)	$106.4
(1)Cash flow information is inclusive of cash flows from the Australasia segment through the divestiture date of July 2, 2023.
(2)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

	June 29, 2024	December 31, 2023
Total debt	$1,214.4	$1,226.3
Less cash and cash equivalents	212.8	288.3
Net Debt (1)	$1,001.6	$938.0
Divided by trailing twelve months Adjusted EBITDA from continuing operations (2)	345.8	380.4
Net Debt Leverage (1)	2.9x	2.5x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information."
(2)Trailing twelve months Adjusted EBITDA from continuing operations for both periods. Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	June 29, 2024	July 1, 2023
Net revenues from external customers			% Variance
North America	$710.6	$817.1	(13.0)%
Europe	275.4	308.7	(10.8)%
Total Consolidated	$986.0	$1,125.8	(12.4)%
Adjusted EBITDA from continuing operations (1)
North America	$75.6	$108.8	(30.5)%
Europe	20.4	23.9	(14.4)%
Corporate and unallocated costs	(11.2)	(23.8)	(52.9)%
Total Consolidated	$84.8	$108.9	(22.1)%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”

	Six Months Ended
	June 29, 2024	July 1, 2023
Net revenues from external customers			% Variance
North America	$1,390.6	$1,585.1	(12.3)%
Europe	554.5	621.1	(10.7)%
Total Consolidated	$1,945.1	$2,206.3	(11.8)%
Adjusted EBITDA from continuing operations (1)
North America	$136.8	$188.0	(27.2)%
Europe	34.9	41.5	(15.8)%
Corporate and unallocated costs	(18.2)	(41.3)	(55.9)%
Total Consolidated	$153.5	$188.2	(18.4)%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”